Exhibit 21.1

The following is a list of Avalon’s subsidiaries except for unnamed subsidiaries which considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Subsidiary Name	State of Incorporation

• American Landfill Management, Inc.	Ohio
•American Construction Supply, Inc.	Ohio
• American Waste Management Services, Inc.	Ohio
• American Waste NJ	New Jersey
• AWMS Water Solutions, LLC	Ohio
• AWMS Holdings, LLC	Ohio
• AWMS Rt. 169, LLC	Ohio
• Avalon Clubs and Resorts, Inc.	Ohio
• Avalon Resorts, Inc.	Ohio
• The Avalon Resort and Spa LLC	Ohio
• Avalon Clubs, Inc.	Ohio
• Avalon Golf and Country Club, Inc.	Ohio
• Avalon Mahoning Sports Center, Inc.	Ohio
• Avalon Country Club at Sharon, Inc.	Pennsylvania
• Havana Cigar Company	Pennsylvania
• Avalon Lakes Golf, Inc.	Ohio
• Avalon Travel, Inc.	Ohio
• TBG, Inc.	Ohio

Parent/subsidiary relationships are indicated by indentations. In each case, 100% of the voting securities of each of the subsidiaries are owned by the indicated parent of such subsidiary, except for AWMS Holdings, LLC. At December 31, 2017 AWMS Water Solutions, LLC owned approximately 47% of AWMS Holdings, LLC. Due to the managerial control of AWMS Water Solutions, LLC, AWMS Holdings, LLC is a variable interest entity (“VIE”), and the financial statements of AWMS Holdings, LLC and subsidiaries are included in Avalon’s consolidated financial statements.